                                                                    EXHIBIT 99.3
(CRAFTMADE LOGO)
  Quality ceiling fans and lighting.


                CRAFTMADE RELEASES CONSOLIDATED INCOME STATEMENT
           CRAFTMADE FURTHER CLARIFIES ITS 2003 THIRD QUARTER RESULTS

COPPELL, Texas, April 25 - Craftmade International (Nasdaq: CRFT) is providing its condensed consolidated income statement as further clarification of its financial results for fiscal year 2003 third quarter and nine months, released on April 22, 2003. The company expects to file its 2003 third quarter 10-Q with the Securities and Exchange Commission by May 15, 2003.

                 CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                         Three Months Ended    Nine Months Ended
                                              March 31,           March 31,
                                         ------------------    ------------------
                                           2003       2002       2003       2002
                                         -------    -------    -------    -------
                                           (In thousands, except per share data)
Net Sales                                $17,878    $14,988    $52,860    $53,207
Cost of Goods Sold                        12,511     10,094     36,206     36,524
Gross Profit                               5,367      4,894     16,654     16,683
Selling, general and
   administrative expenses                 3,813      3,768     11,179     11,267
Interest expense, net                        218        159        630        706
Depreciation and amortization                160        133        471        402
    Total expenses                         4,191      4,060     12,280     12,374
Income before equity in earnings
of 50% owned investees and
income taxes                               1,176        834      4,374      4,309
Equity in earnings of 50% owned
investees before income taxes              1,043        676      3,464      1,993
Income before income taxes                 2,219      1,510      7,838      6,302
Provision for income taxes                   863        541      2,910      2,255
Net income                               $ 1,356    $   969    $ 4,928    $ 4,046
Basic earnings per common share          $  0.25    $  0.16    $  0.89    $  0.68
Diluted earnings per share               $  0.25    $  0.16    $  0.88    $  0.68
Cash dividends declared per
common share                             $  0.07    $  0.07    $  0.21    $  0.21


Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market, which includes Lowe's, Home Depot and Wal-Mart.